UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2004

HRPT PROPERTIES TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-9317 (Commission File Number)	04-6558834 (I.R.S. Employer Identification Number)

400 Centre Street, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)

617-332-3990
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

        On August 31, 2004, pursuant to previously disclosed negotiations, we exercised a provision to increase the aggregate loans under our existing term loan facility by $100 million. The aggregate principal amount of term loans outstanding is now $350 million. We applied a portion of the net proceeds of the new term loans to repay amounts outstanding under our revolving credit agreement, and used or will use the balance for general business purposes.

        Earlier in the month we successfully completed previously disclosed negotiations to amend the facility to extend the maturity date of loans by six months to August 24, 2009. The term loan facility, as amended, permits prepayment of the loans without penalty beginning in February 2006. Loans under the facility generally bear interest at LIBOR plus a spread. The facility provides for guaranties by our subsidiaries (with certain exceptions), and for various customary representations, warranties, covenants (including financial covenants) and events of default, which, if they occurred, could result in an acceleration of all amounts payable thereunder. The financial covenants generally restrict our ability to incur debts, including debts secured by mortgages on our properties in excess of calculated amounts, require us to maintain a minimum net worth, restrict our ability to make distributions under certain circumstances and require us to maintain other ratios.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2004	HRPT PROPERTIES TRUST By: /s/ John C. Popeo Name: John C. Popeo Title: Treasurer and Chief Financial Officer